For Immediate Release                      Contact:  Rubenstein Associates, Inc.
                                                                     Rob Solomon
                                                                  (212)-843-8050
Lone Star Steakhouse & Saloon, Inc.                                Nasdaq:  STAR
Third Quarter Update
Wichita, Kansas                                                  August 17, 2004

Lone Star Steakhouse & Saloon,  Inc. ("Lone Star" or "Company")  announced today that it estimates third quarter  diluted  earnings per share will be in the $.16 to $.20 range,  up from $.15 per share for Q3 of 2003. For the first eight weeks of the third quarter,  the Company's meat costs, which account for approximately
60% of cost of sales,  are up $0.6 million or 3.8% for  comparable  restaurants.
All commodity  costs,  including meat, are expected to remain at high levels for the  rest of the  year  and  will  continue  to have an  adverse  effect  on the profitability of the Company.

Based on its quarter to date experience, the Company now estimates that its cost of sales will be .08 to 1.1% higher as a percent of revenue than in the year ago quarter  resulting in margin  pressure  beyond the normally  lower third quarter margins from seasonally lower average unit volumes.

Comparable store sales increases  through August 10, 2004, the first eight weeks of the third quarter, were as follows:

            Lone Star Steakhouse & Saloon restaurants            1.4%
            Sullivan's Steakhouse restaurants                    3.4%
            Del Frisco's Double Eagle Steak House restaurants   22.6%
            Texas Land & Cattle Steak House restaurants         13.4%
                                                                -----
                 Consolidated steak house restaurants            4.1%

Comparable  store  sales  and  operating  margins  for the  third  quarter  have benefited  from Father's Day which was in our second  quarter last year,  but in our third quarter this year.

Lone  Star  owns  and  operates  251  domestic  Lone  Star  Steakhouse  & Saloon restaurants;  15 Sullivan's  Steakhouse  restaurants;  five Del Frisco's  Double
Eagle  Steak  House   restaurants  and  20  Texas  Land  &  Cattle  Steak  House restaurants.  Licensees operate three domestic and fourteen  international  Lone
Star  restaurants,  and one  domestic  Del  Frisco's  Double  Eagle  Steak House restaurant.

This  press  release  contains  certain  forward-looking  statements  within the meaning of Section 27A of the  Securities  Act of 1933, as amended,  and Section
21E of the  Securities  Exchange Act of 1934,  as amended.  Although the Company believes the assumptions  underlying the  forward-looking  statements  contained
herein,   including  2004  operating  performance,   comparable  sales  and  the
development plans of the Company,  are reasonable,  any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements contained in the press release will prove to be accurate.